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Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-149052

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

4.875% Notes due 2015	$250,000,000	99.805%	$250,000,000	$9,825(1)

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 5, 2008)

$250,000,000

Ecolab Inc.

4.875% Notes due 2015

        The notes will bear interest at the rate of 4.875% per year. Interest on the notes is payable on February 15 and August 15 of each year, beginning August 15, 2008. The notes will mature on February 15, 2015. We may redeem the notes in whole or in part at any time at the applicable redemption prices set forth under "Description of the Notes—Optional Redemption."

        The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Investing in the notes involves risks that are described under "Risk Factors" beginning on page S-8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.805%	$249,512,500
Underwriting discount	0.625%	$1,562,500
Proceeds, before expenses, to us	99.180%	$247,950,000

        Interest on the notes will accrue from February 8, 2008 to date of delivery.

        The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream and Euroclear, on or about February 8, 2008.

Joint Book-Running Managers

Citi	Credit Suisse	JPMorgan

Co-Managers

ABN AMRO Incorporated	Banc of America Securities LLC
Barclays Capital	Wells Fargo Securities

The date of this prospectus supplement is February 5, 2008.

         Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of notes and certain other matters relating to Ecolab. The second part is the prospectus dated February 5, 2008, which is part of our Registration Statement on Form S-3 and contains more general information about debt securities we may offer from time to time, some of which does not apply to this offering of notes.

        This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

        It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" in the accompanying prospectus.

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

        In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to "Company," "Ecolab," "we," "us" and "our" refer to Ecolab Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This prospectus supplement and the accompanying prospectus, and the documents incorporated herein by reference, may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. In this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein, we discuss expectations regarding our business, financial condition and results of operations. Without limiting the foregoing, words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "we believe," "estimate," "project" (including the negative or variations thereof) or similar terminology, generally identify forward-looking statements. Forward-looking statements may also represent challenging goals for us. As such, they are based on current expectations and are subject to

S-ii

certain risks and uncertainties. We caution that undue reliance should not be placed on such forward-looking statements which speak only as of the date made. In order to comply with the terms of the safe harbor, we identify for investors important factors which could affect our financial performance and could cause actual results for future periods to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

        Some of the factors which could cause results to differ from those expressed in any forward-looking statement are set forth under Item 1A in our most recent Form 10-K and subsequent reports on Forms 10-Q, each of which is incorporated by reference herein, and include:

  •
  the vitality of the foodservice, hospitality, travel, health care and food processing industries;

  •
  our ability to develop competitive advantages through technological innovations;

  •
  restraints on pricing flexibility due to contractual obligations;

  •
  pressure on operations from consolidation of customers or vendors;

  •
  changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefor;

  •
  the effect of business investments, future acquisitions or divestitures or other corporate transactions;

  •
  the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products, changes in tax, fiscal, governmental and other regulatory policies and changes in accounting standards, including the impact of FIN 48, which could increase the volatility of our quarterly tax rate;

  •
  economic factors such as the worldwide economy, interest rates, and currency movements including, in particular, our exposure to foreign currency risk;

  •
  the occurrence of litigation or claims, the loss or insolvency of a major customer or distributor, war (including acts of terrorism or hostilities which impact our markets), natural or manmade disasters or severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries;

  •
  our ability to attract and retain high caliber management talent; and

  •
  other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

        You should carefully consider all of the information in or incorporated by reference in this prospectus supplement prior to investing in our securities. Except as may be required under applicable law, we undertake no duty to update our forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference herein and therein prior to deciding whether to purchase notes.

Ecolab Inc.

        Incorporated in Delaware on February 18, 1924, Ecolab is a leading global developer and marketer of premium products and services for the hospitality, foodservice, healthcare and industrial markets. We provide cleaning and sanitizing products and programs, as well as pest elimination, maintenance and repair services primarily to hotels and restaurants, healthcare and educational facilities, quick-service (fast-food and other convenience store) units, grocery stores, commercial and institutional laundries, light industry, dairy plants and farms, food and beverage processors and the vehicle wash industry. A strong commitment to customer support is a distinguishing characteristic of our business.

        Our business is based upon our three reportable segments:

United States Cleaning & Sanitizing Segment

        The "United States Cleaning & Sanitizing" segment is comprised of seven business units which provide cleaning and sanitizing products and programs to United States markets.

        Institutional:    Our Institutional Division is our largest division and sells specialized cleaners and sanitizers for washing dishes, glassware, flatware, foodservice utensils and kitchen equipment, for on-premise laundries (typically used by hotel and health care customers) and for general housekeeping functions, as well as food safety products and equipment, dishwasher racks and related kitchen sundries to the foodservice, lodging, educational and healthcare industries, and water filters to the foodservice industry. The Institutional Division also provides pool and spa treatment programs for hospitality and other commercial customers. The Institutional Division manufactures and markets various chemical dispensing device systems, which are made available to customers, to dispense our cleaners and sanitizers. In addition, the Institutional Division markets a lease program comprised of energy-efficient dishwashing machines, detergents, rinse additives and sanitizers, including full machine maintenance.

        Kay:    Our Kay Division (which consists of certain wholly-owned subsidiaries of Ecolab Inc.) supplies chemical cleaning and sanitizing products primarily to national and regional quick-service restaurant chains. Kay's products include specialty and general purpose hard surface cleaners, degreasers, sanitizers, polishes, hand care products and assorted cleaning tools. Products are sold under the "Kay" brand or the customer's private label. In addition, Kay supports its product sales with employee training programs and technical support designed to meet the special needs of its customers. Kay's customized cleaning and sanitation programs are designed to reduce labor costs and product usage while increasing sanitation levels, cleaning performance, equipment life and safety levels. Through Kay's stand-alone Food Retail business, it supplies cleaning and sanitizing products to the food retail (i.e., grocery store) industry.

        Food & Beverage:    Our Food & Beverage Division addresses cleaning and sanitation at the beginning of the food chain to facilitate the production of products for human consumption. The Division provides detergents, cleaners, sanitizers, lubricants and animal health products, as well as cleaning systems, electronic dispensers and chemical injectors for the application of chemical products, primarily to dairy plants, dairy farms, breweries, soft-drink bottling plants, and meat, poultry and other food processors. The Food & Beverage Division is also a leading developer and marketer of antimicrobial products used in direct contact with meat, poultry, seafood and produce during processing in order to reduce microbial contamination on those surfaces. The Division also designs, engineers and installs CIP ("clean-in-place") process control systems and facility cleaning systems for its customer base.

        Textile Care:    Our Textile Care Division provides chemical laundry products and proprietary dispensing systems, as well as related programs, to large industrial and commercial laundries. Typically these customers process a minimum of 1,000,000 pounds of linen each year and include free-standing laundry plants used by institutions such as hotels, restaurants and healthcare facilities as well as industrial and textile rental laundries.

        Healthcare:    Our Healthcare Division provides infection prevention and healthcare offerings to hospital, acute care and long-term care markets in the United States.

        Vehicle Care:    Our Vehicle Care Division provides vehicle appearance products which include soaps, polishes, sealants, wheel and tire treatments and air fresheners. Products are sold to vehicle rental, fleet and consumer car wash and detail operations. Brand names utilized by the Vehicle Care Division include Blue Coral®, Black Magic® and Rain-X®.

        Water Care Services:    Water Care Services provides water and wastewater treatment products, services and systems for commercial/institutional customers (full service hotels, cruise ships, hospitals, healthcare, commercial real estate, government, and commercial laundries), food and beverage customers (dairies, meat, poultry, food processing and beverage) and other light industry.

United States Other Services Segment

        The "United States Other Services" segment is comprised of two business units: Pest Elimination and GCS Service.

        Pest Elimination:    Our Pest Elimination Division provides services for the detection, elimination and prevention of pests to restaurants, food and beverage processors, educational and healthcare facilities, hotels, quick-service restaurant and grocery operations and other institutional and commercial customers. In addition, through our EcoSure Food Safety Management business, the Division provides customized on-site evaluations, training and quality assurance services to foodservice operations.

        GCS Service:    GCS Service provides commercial cooking and refrigeration equipment repair and maintenance services for restaurant and other foodservice operations. Repair services are offered for in-warranty repair, acting as the Manufacturer's Authorized Service Agent, as well as after warranty repair. In addition, GCS Service operates as a distributor to repair service companies and end users.

International Segment

        We conduct business in approximately 70 countries outside of the United States through wholly-owned subsidiaries or, in the case of Israel, the United Arab Emirates and Venezuela, through joint ventures with local partners. In other countries, selected products are sold by our export operations to distributors, agents or licensees, although the volume of those sales is not significant in terms of our overall revenues. Our largest International operations are located in Europe, Asia Pacific, Latin America and Canada, with smaller operations in Africa and the Middle East.

        In general, the businesses conducted internationally are similar to those conducted in the United States but are managed on a geographic basis. The businesses which are similar to the United States' Institutional and Food & Beverage businesses are the largest businesses in our International operations. They are conducted in virtually all our International locations and, compared to the United States, constitute a larger portion of the overall business. Kay also has sales in a number of International locations. A significant portion of Kay's international sales are to international units of United States-

based quick-service restaurant chains. Consequently, a substantial portion of Kay's international sales are made either to domestic or internationally-located third-party distributors who serve these chains.

        Our Pest Elimination business continues to expand its geographic coverage. Since 2001, we have entered markets in Australia, Brazil, China, Costa Rica, France, Indonesia, Ireland, Malaysia, the Philippines, Singapore, South Africa and the United Kingdom, primarily through acquisitions.

        Our other businesses are conducted less extensively in our International locations. However, in general, most of the principal businesses conducted in the United States are operated in Canada.

Corporate Information

        Our principal executive offices are located at 370 Wabasha Street North, St. Paul, Minnesota 55102. Our telephone number is (651) 293-2233. Our Internet website address is www.ecolab.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Ecolab Inc.
Securities Offered	$250,000,000 principal amount of 4.875% Notes due 2015.
Maturity	The notes will mature on February 15, 2015.
Interest
Interest on the notes will accrue at the rate of 4.875% per year from February 8, 2008. Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2008.
Anticipated Ratings	Moody's Investors Service, Inc.: A2 Standard & Poor's Ratings Services: A

The credit ratings are made by the rating agencies and not the issuer. An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation by the rating agency or the issuer to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
Optional Redemption	We may redeem the notes at our option, at any time in whole or in part, at a redemption price equal to the greater of:
• 100% of the principal amount of the notes being redeemed; and
•
the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points.
We will also pay the accrued and unpaid interest on the notes to the redemption date.
Repurchase at the Option of Holders Upon a Change of Control Triggering Event
If we experience a "Change of Control Triggering Event" (as defined in this prospectus supplement), we may be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event."

Ranking	The notes will be senior unsecured obligations of the Company and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness.

As a holding company, our cash flow and our ability to pay our debt depends, in part, on the amount of cash that we receive from our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. At September 30, 2007, after giving pro forma effect to this offering, we had approximately $1,085.2 million of indebtedness outstanding on a consolidated basis, of which $60.9 million of subsidiary indebtedness would be structurally senior to the notes.
Restrictive Covenants
The indenture governing the notes will contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See "Description of the Notes—Certain Covenants of the Company."
Use of Proceeds
We will use the net proceeds from the sale of the notes for general corporate and working capital purposes, which may include repayment of debt, repurchase of shares of our common stock, capital expenditures and possible acquisitions. See "Use of Proceeds."
Further Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the notes offered hereby in all respects, as described under "Description of the Notes—General." Any additional debt securities having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture.

Denomination and Form
We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, societe anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.
Risk Factors	Investing in the notes involves risks. See "Risk Factors" for a description of certain risks you should particularly consider before investing in the notes.
Trustee	The Bank of New York Trust Company, N.A.
Governing Law	New York

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth summary consolidated financial and other data as of and for the periods presented. The summary consolidated financial and other data as of and for the five years ended December 31, 2006 has been derived from our audited consolidated financial statements. The summary consolidated financial and other data as of and for the nine months ended September 30, 2007 and 2006 has been derived from our unaudited financial statements. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and related notes and the other financial and statistical information included in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the period ended September 30, 2007, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	For the nine months ended September 30,		For the year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(in thousands)
Operations:
Net sales
United States	$2,097,100	$1,926,100	$2,562,810	$2,327,454	$2,135,660	$2,014,767	$1,923,500
International (at average rates of currency exchange during the year)	1,932,700	1,698,700	2,333,004	2,207,378	2,049,273	1,747,052	1,480,085

Total	4,029,800	3,624,800	4,895,814	4,534,832	4,184,933	3,761,819	3,403,585
Cost of sales(1)	1,975,300	1,786,000	2,416,058	2,248,831	2,033,492	1,846,584	1,688,710
Selling, general and administrative expenses	1,533,700	1,372,800	1,868,114	1,743,581	1,657,084	1,459,818	1,304,239
Special charges, sale of business and merger expenses	27,800	—	—	—	4,467	408	37,031

Operating income	493,000	466,000	611,642	542,420	489,890	455,009	373,605
Gain on sale of equity investment	—	—	—	—	—	11,105	—
Interest expense, net	37,900	32,600	44,418	44,238	45,344	45,345	43,895

Income from continuing operations before income taxes, equity earnings and changes in accounting principle	455,100	433,400	567,224	498,182	444,546	420,769	329,710
Provision for income taxes	141,300	152,000	198,609	178,701	161,853	160,179	131,277
Income from continuing operations	313,800	281,400	368,615	319,481	282,693	260,590	198,433
Gain from discontinued operations	—	—	—	—	—	—	1,882
Changes in accounting principle	—	—	—	—	—	—	(4,002)

Net income	$313,800	$281,400	$368,615	$319,481	$282,693	$260,590	$196,313

Financial position:
Current assets	1,605,000	1,406,291	$1,853,557	$1,421,666	$1,279,066	$1,150,340	$1,015,937
Property, plant and equipment, net(2)	1,019,800	921,762	951,569	868,053	866,982	769,112	716,095
Goodwill, intangible and other assets(2)	1,638,400	1,678,823	1,614,239	1,506,909	1,570,126	1,309,466	1,133,875
Total assets	4,263,200	4,006,876	4,419,365	3,796,628	3,716,174	3,228,918	2,865,907
Current liabilities	1,322,000	1,145,971	1,502,730	1,119,357	939,547	851,942	853,828
Long-term debt	569,900	542,948	557,058	519,374	645,445	604,441	539,743
Postretirement health care and pension benefits	441,200	342,079	420,245	302,048	270,930	249,906	207,596
Other liabilities	228,700	212,759	259,102	206,639	262,111	201,548	144,993
Shareholders' equity	1,701,400	1,763,119	1,680,230	1,649,210	1,598,141	1,321,081	1,119,747

(1)
Includes special charges (income) of $(106) in 2004, $(76) in 2003 and $8,977 in 2002.

(2)
Property, plant and equipment amounts have been restated to include capital software which was previously classified in other assets. Results for 2004 through 2002 have been restated to reflect the effect of retroactive application of SFAS No. 123R, "Share-Based Payment."

RISK FACTORS

        You should carefully consider the following risk factors, the risk factors described in Item 1A to our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent reports on Form 10-Q as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to such investor's own particular circumstances or generally.

Risks Related to the Notes

        The notes are senior unsecured obligations and structurally subordinated to the existing and future liabilities of our subsidiaries.

        The notes are our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

        We are a holding company and our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries' earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us. At September 30, 2007, after giving pro forma effect to this offering, we had approximately $1,085.2 million of indebtedness outstanding on a consolidated basis, of which $60.9 million of subsidiary indebtedness would be structurally senior to the notes.

        The indenture does not restrict the amount of additional debt that we may incur.

        The indenture under which the notes will be issued does not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

        Our credit ratings may not reflect all risks of your investments in the notes.

        Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating.

        If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

        The notes are new issues of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

  •
  that a market for the notes will develop or continue;

  •
  as to the liquidity of any market that does develop; or

  •
  as to your ability to sell your notes or the price at which you may be able to sell your notes.

        We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The terms of our existing credit facilities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the notes in certain circumstances. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See "Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event."

USE OF PROCEEDS

        The net proceeds to us from the sale of the notes will be approximately $247,335,000 (after deducting underwriting discounts and commissions and our offering expenses). We will use the proceeds for general corporate and working capital purposes and to repay a portion of our commercial paper borrowings, which commercial paper borrowings were issued for general corporate and working capital purposes and, as previously reported, to finance a portion of our acquisitions of Microtek Medical Holdings, Inc. and Ecovation, Inc. As of February 1, 2008, we had approximately $527.4 million of commercial paper outstanding, with a weighted average interest rate (on a bond-equivalent yield basis) of approximately 3.4% per annum with a weighted average maturity of approximately 10 days. General corporate and working capital purposes may include repurchase of shares of our common stock, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement or other offering material. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

CAPITALIZATION

        The following table sets forth, as of September 30, 2007, our consolidated short-term debt and capitalization on an actual basis and as adjusted to give effect to the issuance of the notes. You should read the information in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our historical consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended September 30, 2007, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At September 30, 2007
	Actual	As Adjusted
	(dollars in millions)
Short-term debt:
Notes payable	$263.7	$263.7
Long-term debt, current maturities	1.6	1.6

Total short-term debt	$265.3	$265.3

Long-term debt:
6.875% Notes due 2011	$150.0	$150.0
4.355% Series A Senior Notes due 2013	170.4	170.4
4.585% Series B Senior Notes due 2016	238.5	238.5
Notes offered hereby	—	250.0
Other long-term debt	11.0	11.0

Total long-term debt	$569.9	$819.9

Stockholders' equity:
Common stock	325.2	325.2
Additional paid-in capital	962.2	962.2
Retained earnings	2,217.1	2,217.1
Accumulated other comprehensive loss	(42.3)	(42.3)
Treasury stock	(1,760.8)	(1,760.8)

Total stockholders' equity	1,701.4	1,701.4

Total capitalization	$2,271.3	$2,521.3

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements the description of the general terms and provisions of the "debt securities" set forth in the accompanying prospectus, to which reference is made. References to "we," "us" and "our" in this section are only to Ecolab Inc. and not to its subsidiaries.

General

        The notes will be issued under an amended and restated indenture dated as of January 9, 2001, between us and The Bank of New York Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, National Association, and Bank One, National Association), as trustee, as supplemented.

        The notes will be our senior unsecured obligations and will rank equally in right of payment to our other senior unsecured debt from time to time outstanding. The notes will be structurally subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors.

        The notes will initially be limited to $250,000,000 in aggregate principal amount. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the notes offered hereby. Any additional debt securities having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture.

        The notes will mature on February 15, 2015. The notes will bear interest at the rate of 4.875% per year. Interest on the notes will accrue from February 8, 2008. We will make interest payments on the notes semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2008, to the holders of record at the close of business on the immediately preceding February 1 and August 1, respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        If an interest payment date or the maturity date with respect to the fixed rate falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. Interest payment for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

        The notes will be issued only in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 above that amount.

        Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

        No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under "Book-Entry Delivery and Settlement", the notes will not be issuable in certificated form.

        As used in this prospectus supplement, a business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Optional Redemption

        The notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

  (i)
  100% of the principal amount of the notes to be redeemed on that redemption date; and

  (ii)
  as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

        "Quotation Agent" means any Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means (i) each of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed by us or by the trustee on our behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Sinking Fund

        The notes will not be entitled to any sinking fund.

Offer to Repurchase Upon Change of Control Triggering Event

        If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase.

        Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.

        On the Change of Control Triggering Event payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

  •
  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being repurchased by us.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or integral multiples of $1,000 above that amount.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

  Definitions

        "Below Investment Grade Rating Event" means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

  (2)
  the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock.

        Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the voting stock of such holding company. The term "person," as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Director" means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

        "Moody's" means Moody's Investors Service Inc., a subsidiary of Moody's Corporation, and its successors.

        "Rating Agency" means (1) each of Moody's and S&P; and (2) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody's or S&P, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Voting Stock" of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants of the Company

        You can find the definitions of certain terms used in this section under "Certain Definitions."

        Restrictions on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as "Debt") if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a "mortgage") upon any Operating Property (as defined under "Certain Definitions"

below) of the Company or any Restricted Subsidiary or any shares of stock or Debt of any Restricted Subsidiary, whether owned at the date of the issuance of the notes or thereafter acquired, without effectively securing the notes equally and ratably with such Debt for at least the period such other Debt is so secured unless, after giving effect thereto, the aggregate amount of all Debt so secured (not including Debt permitted in clauses (1) through (7) in the following sentence), together with all Attributable Debt (as defined under "Certain Definitions" below) in respect of Sale and Leaseback Transactions involving Operating Properties pursuant to clause (2) under "Certain Covenants of the Company—Restrictions on Sale and Leaseback Transactions" in existence at such time would not exceed 15% of the Consolidated Net Tangible Assets (as defined under "Certain Definitions" below).

        The foregoing restriction does not apply to, and therefore shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by:

  (1)
  mortgages on Operating Property, shares of stock or Debt of any entity existing at the time such entity becomes a Restricted Subsidiary, provided that such mortgages are not incurred in anticipation of such entity's becoming a Restricted Subsidiary;

  (2)
  mortgages on Operating Property, shares of stock or Debt existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on Operating Property, shares of stock or Debt to secure any Debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of Operating Property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Operating Property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;

  (3)
  mortgages to secure Debt owing to the Company or to a Restricted Subsidiary;

  (4)
  mortgages on Operating Property, shares of stock or Debt existing at the date of the initial issuance of the notes;

  (5)
  mortgages on Operating Property, shares of stock or Debt of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

  (6)
  mortgages on Operating Property, shares of stock or Debt in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Operating Property subject to such mortgages; or

  (7)
  extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the foregoing clauses (1) through (6), provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement.

        Restrictions on Sale and Leaseback Transactions.    Sale and Leaseback Transactions by the Company or any Restricted Subsidiary with a third party of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 60 months and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless the net proceeds of such Sale and Leaseback Transactions are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of the Operating Property to be leased and either:

  (1)
  the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled, as described in clauses (1) through (7) of the paragraph under the caption "—Restrictions on Liens" herein, without equally and ratably securing the notes, to issue, assume or guarantee Debt secured by a mortgage on such Operating Property;

  (2)
  the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transactions (other than such Sale and Leaseback Transactions as are referred to in clause (1) or (3) of this paragraph), plus the aggregate principal amount of Debt secured by mortgages on Operating Properties then outstanding (excluding any such Debt secured by mortgages described in clauses (1) through (7) of the paragraph under the caption "—Restrictions on Liens" herein) which do not equally and ratably secure the notes, would not exceed 15% of Consolidated Net Tangible Assets; or

  (3)
  the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Operating Property (as determined in good faith by the Board of Directors of the Company) so sold and leased back at the time of entering into such Sale and Leaseback Transaction to

  (a)
  retire (other than any mandatory retirement, mandatory repayment or sinking fund payment or by payment at maturity) notes or other Debt of the Company or a Restricted Subsidiary (other than Debt subordinated to the notes) having a Stated Maturity (as defined in the indenture) more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application or

  (b)
  purchase, construct or develop one or more Operating Properties (other than that involved in such Sale and Leaseback Transaction);

    provided that the amount to be so applied pursuant to clause (3) will be reduced by the principal amount of notes delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation.

Restricted and Unrestricted Subsidiaries

        The restrictive provisions described above under "—Certain Covenants of the Company" are applicable to the Company and its Restricted Subsidiaries and do not apply to Unrestricted Subsidiaries. The assets and liabilities of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Indenture.

        "Unrestricted Subsidiaries" are defined as (1) any Subsidiary substantially all of whose physical properties are located, or substantially all of whose business is carried on, outside the United States and Canada, (2) any finance Subsidiary and (3) any Subsidiary of an Unrestricted Subsidiary. In addition, the Board of Directors may designate any other Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any mortgage on any Operating Property of, the Company or any Restricted Subsidiary of the Company; provided that the Subsidiary to be so designated has total assets at the time of such designation of $5 million or less. "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries.

        The term "Subsidiary" means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the Board of Directors of such corporation.

        Neither the Company nor any Restricted Subsidiary may transfer an Operating Property or shares of stock or Debt of a Restricted Subsidiary to an Unrestricted Subsidiary.

        An Unrestricted Subsidiary may not be designated a Restricted Subsidiary unless, after giving effect thereto, the aggregate amount of all Debt of the Company and its Restricted Subsidiaries secured by mortgages which would otherwise be subject to the restrictions described under "—Certain Covenants of the Company—Restrictions on Liens" and the Attributable Debt in respect of all Sale and Leaseback Transactions pursuant to clause (2) under "—Certain Covenants of the Company—Restrictions on Sale and Leaseback Transactions") in existence at such time does not at the time exceed 15% of Consolidated Net Tangible Assets.

Certain Definitions

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company's latest audited consolidated balance sheet contained in the Company's most recent annual report to its stockholders prior to the time as of which "Consolidated Net Tangible Assets" shall be determined.

        "Operating Property" means any manufacturing or processing plant, warehouse or distribution center, together with the land upon which it is situated located within the United States or in Canada and owned and operated now or hereafter by the Company or any Restricted Subsidiary and having a net book value on the date as of which the determination is being made of more than 1.0% of Consolidated Net Tangible Assets other than property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

        "principal" of a Security means principal amount of, and, unless the context indicates otherwise, includes any premium payable on the Security.

        "United States" means the United States of America (any state thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

Events of Default

        The events of default with respect to the notes are described in the accompanying prospectus under "Description of Debt Securities—Events of Default."

Book-Entry Delivery and Settlement

  Global Notes

        We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

  DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

        DTC has advised us that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

  •
  DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

  •
  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

  Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

  Certificated Notes

        Individual certificates in respect of the notes will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the notes represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

  •
  is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements as of the date of this supplement, all of which are subject to different interpretation or to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described in this prospectus supplement;

  •
  addresses only tax consequences to investors that purchase the notes upon their original issuance for cash at their initial offering price, and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

  •
  does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

  •
  does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, cooperatives, dealers in securities or currencies, holders whose functional currency for tax purposes is not the United States dollar, persons holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

  •
  does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) except to the limited extent specifically indicated below, and does not discuss any state, local or foreign tax laws; and

  •
  does not discuss the tax consequences to a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

        We have not sought and will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such position would not be sustained.

        If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This supplement does not discuss rules applicable to partnerships. If you are a partnership or a partner in a partnership holding notes, you are particularly urged to consult your tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

        Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situation and the application of any other United States federal as well as state or local or foreign tax laws and tax treaties, including gift and estate tax laws.

Certain United States Federal Income Tax Consequences To U.S. Holders

        The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a "U.S. Holder." For purposes of this summary, "U.S. Holder" means a beneficial owner of a note or notes that is for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States, who meets the "substantial presence" test under Section 7701(b) of the Code, or who makes an election to be treated as a resident under certain circumstances;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

  •
  an estate whose net income is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust was in existence on August 20, 1996 and has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        Under the "substantial presence" test referred to above, an individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

  Treatment of Interest

        Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is paid or accrues in accordance with the U.S. Holder's method of tax accounting.

  Treatment of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder's income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to limitations.

        If a U.S. Holder disposes of a note between interest payment dates, a portion of the amount received by the U.S. Holder will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds.

Certain United States Federal Tax Consequences to Non-U.S. Holders

        The following is a summary of the United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by a holder that is a "Non-U.S. Holder." For purposes of this summary, "Non-U.S. Holder" means a beneficial owner of a note or notes, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), that is not a U.S. Holder.

        Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including "controlled foreign corporations" and "passive foreign investment companies." Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  Treatment of Interest

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on the notes if the interest income qualifies for the "portfolio interest exception." Interest income will qualify for the "portfolio interest exception" if each of the following requirements is satisfied:

  •
  the interest is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States;

  •
  the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a "controlled foreign corporation" that is actually or constructively related to us through stock ownership; and

  •
  the Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

        The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than the partnership or other pass-through entity. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

        If the requirements of the "portfolio interest exception" are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form) claiming the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% United States withholding tax if the interest is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Treatment of Dispositions of Notes

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon the disposition of a note unless:

  •
  the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

        If the first exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to United States sources. If the second exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Treatment of Notes for United States Federal Estate Tax Purposes

        A note held, or beneficially held, by an individual who is neither a citizen nor a resident of the United States at the time of his or her death will not be includable in the individual's gross estate for United States federal estate tax purposes, provided that (i) the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply with respect to a note.

United States Information Reporting Requirements and Backup Withholding Tax

  U.S. Holders

        We, or if a U.S. Holder holds notes through a broker or other securities intermediary, the intermediary, may be required to file information returns with respect to payments made to the U.S. Holder of interest, and, in some cases, disposition proceeds on the notes.

        In addition, U.S. Holders may be subject to backup withholding at a current rate of 28% on those payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding, fail to properly report in full their dividend and interest income, or otherwise fail to comply with the applicable requirements of backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's United States federal income tax liability (or refund) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

  Non-U.S. Holders

        United States federal income tax rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

  •
  Interest payments received by a Non-U.S. Holder will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the "portfolio interest" exception, where the non-U.S. Holder satisfies the certification requirements described under "—Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest" above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax; and

  •
  Sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under "—Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest" above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the foreign office of a broker that has certain connections to the United States.

        Prospective Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

        THE UNITED STATES FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

        Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Principal Amount of Notes
Citigroup Global Markets Inc.	$66,667,000
Credit Suisse Securities (USA) LLC	66,667,000
J.P. Morgan Securities Inc.	66,666,000
ABN AMRO Incorporated	12,500,000
Banc of America Securities LLC	12,500,000
Barclays Capital Inc.	12,500,000
Wells Fargo Securities, LLC	12,500,000

Total	$250,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.375% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Ecolab
Per note	0.625%

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $615,000, excluding underwriters' discounts and commissions.

        The underwriters and their affiliates have provided various investment and commercial banking services for us from time to time for which they have received customary fees and expenses, including participating as lenders under our revolving credit facilities. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

        Each of the underwriters, severally and not jointly, has represented and agreed that it has not and will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the attached prospectus or any other offering material relating to the notes, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable you to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus

Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

  United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 (financial promotion) of the Financial Service and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to such underwriter or us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from, or otherwise involving the United Kingdom.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Mayer Brown LLP.

Prospectus

DEBT SECURITIES

        Ecolab Inc. may offer debt securities ("Debt Securities") from time to time, in one or more offerings. We will provide the specific terms of any offering and the Debt Securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

        We may offer and sell the Debt Securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2008.

About This Prospectus	1
Where You Can Find More Information	1
Forward-Looking Statements	2
Ecolab Inc.	3
Use of Proceeds	3
Ratio of Earnings to Fixed Charges	3
Description of Debt Securities	4
Plan of Distribution	12
Legal Matters	13
Experts	13

i

ABOUT THIS PROSPECTUS

        Unless otherwise stated or the context otherwise requires, references in this prospectus to "Ecolab," "we," "our," "us" or similar references are to Ecolab Inc. and its consolidated subsidiaries.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, Ecolab may, from time to time, sell Debt Securities as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the Debt Securities that Ecolab may offer. Each time that Debt Securities are sold, a prospectus supplement containing specific information about the terms of that offering and the particular Debt Securities will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Ecolab is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate only as of any date other than the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC Public Reference Room in Washington, D.C. by calling the SEC at (800) 732-0330. Our filings are also available to the public from the website maintained by the SEC at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange, or the NYSE, under the trading symbol "ECL." Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents that Ecolab has filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Information that Ecolab files later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of this registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

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  our Annual Report on Form 10-K for the year ended December 31, 2006;

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  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

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  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

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  our Current Reports on Form 8-K, filed on December 7, 2007, November 13, 2007, August 7, 2007, May 16, 2007, May 7, 2007 and February 23, 2007.

        You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us as follows:

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
Attn: Corporate Secretary
Telephone: (651) 293-2233
 www.ecolab.com/investor

        Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

        General information about Ecolab, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.ecolab.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This prospectus, and the documents incorporated herein by reference, may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. In this prospectus, and the documents incorporated by reference herein, we discuss expectations regarding our business, financial condition and results of operations. Without limiting the foregoing, words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "we believe," "estimate," "project" (including the negative or variations thereof) or similar terminology, generally identify forward-looking statements. Forward-looking statements may also represent challenging goals for us. As such, they are based on current expectations and are subject to certain risks and uncertainties. We caution that undue reliance should not be placed on such forward-looking statements which speak only as of the date made. In order to comply with the terms of the safe harbor, we identify for investors important factors which could affect our financial performance and could cause actual results for future periods to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

        Some of the factors which could cause results to differ from those expressed in any forward-looking statement are set forth under Item 1A in our most recent Form 10-K and subsequent reports on Forms 10-Q, each of which is incorporated by reference herein, and include:

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  the vitality of the foodservice, hospitality, travel, health care and food processing industries;

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  our ability to develop competitive advantages through technological innovations;

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  restraints on pricing flexibility due to contractual obligations;

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  pressure on operations from consolidation of customers or vendors;

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  changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefor;

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  the effect of business investments, future acquisitions or divestitures or other corporate transactions;

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  the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products, changes in tax, fiscal, governmental and other regulatory policies and changes in accounting standards, including the impact of FIN 48, which could increase the volatility of our quarterly tax rate;

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  economic factors such as the worldwide economy, interest rates, and currency movements including, in particular, our exposure to foreign currency risk;

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  the occurrence of litigation or claims, the loss or insolvency of a major customer or distributor, war (including acts of terrorism or hostilities which impact our markets), natural or manmade disasters or severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries;

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  our ability to attract and retain high caliber management talent; and

  •
  other uncertainties or risks reported from time to time in our reports to the SEC.

        You should carefully consider all of the information in or incorporated by reference in this prospectus and any accompanying prospectus supplement prior to investing in our securities. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of Debt Securities. Except as may be required under applicable law, we undertake no duty to update our forward-looking statements.

ECOLAB INC.

        We develop and market premium products and services for the hospitality, foodservice, healthcare and industrial markets. We provide cleaning and sanitizing products and programs, as well as pest elimination, maintenance and repair services primarily to hotels and restaurants, healthcare and educational facilities, quick-service (fast-food and other convenience store) units, grocery stores, commercial and institutional laundries, light industry, dairy plants and farms, food and beverage processors and the vehicle wash industry. A strong commitment to customer support is a distinguishing characteristic of our business.

        The address of our principal executive offices is 370 Wabasha Street North, St. Paul, Minnesota 55102 and our telephone number at our principal executive offices is (651) 293-2233.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our Debt Securities for general corporate and working capital purposes. General corporate and working capital purposes may include repayment of debt, repurchase of shares of our common stock, capital expenditures, acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

	Nine Months Ended September 30, 2007		Years Ended December 31,
			2006		2005		2004		2003		2002
Ratio of Earnings to Fixed Charges(1)	7.28	x	7.53	x	6.96	x	6.69	x	6.45	x	5.46	x

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and adjustment for minority interests or income or loss from equity investees plus fixed charges. Fixed charges consist of gross interest expense and amoritized premiums and discounts and capitalized expenses related to indebtedness plus an amount equivalent to interest included in rental charges.

DESCRIPTION OF DEBT SECURITIES

        The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The specific terms of the Debt Securities offered by any prospectus supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the prospectus supplement relating to such Offered Debt Securities.

        The Offered Debt Securities are to be issued in one or more series under an Amended and Restated Indenture dated as of January 9, 2001 (the "Indenture"), between the Company and The Bank of New York Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, National Association, and Bank One, National Association), as trustee (the "Trustee"). A copy of the Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including definitions of certain terms contained in the Indenture. Particular sections or defined terms of the Indenture referred to herein are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture. Section numbers set forth below refer to provisions of the Indenture.

General

        The Debt Securities will be senior unsecured and unsubordinated obligations of the Company and will rank equally with all other senior unsecured and unsubordinated indebtedness of the Company from time to time outstanding, provided that such other senior unsecured and unsubordinated indebtedness may contain covenants, events of default or other provisions which are different from or which are not contained in the Debt Securities.

        The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 2.3.)

        Reference is made to the prospectus supplement relating to the Offered Debt Securities for the following terms thereof:

  •
  the title of the Offered Debt Securities;

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  any limit on the aggregate principal amount of the Offered Debt Securities;

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  the date or dates on which the Offered Debt Securities will be payable, which date or dates may be fixed or extendible;

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  the rate or rates per annum, which may be fixed or variable (or the method of calculating such rate), at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue;

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  the times at which any such interest will be payable;

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  the date, if any, after which and the price or prices at which such Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder and any other terms and provisions of such optional or mandatory redemptions;

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  the obligation, if any, of the Company to redeem, repay or purchase such Securities pursuant to any sinking fund (or analogous provision) or at the option of a Holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the currency in which, and the other terms and conditions upon which, such Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

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  if the Offered Debt Securities are Original Issue Discount Securities, the amount (or the method of calculating such amount) of principal payable upon acceleration of such Offered Debt Securities following an Event of Default;

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  the coin or currency, in which payment of the principal of and interest on the Offered Debt Securities will be made if other than the coin or currency of the United States;

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  any provisions enabling the Company or Holders of Offered Debt Securities to elect to make or receive payments of the principal of or interest on the Offered Debt Securities in a coin or currency other than that in which the Offered Debt Securities are stated to be payable;

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  the manner in which the amount of payments of principal of or interest on the Offered Debt Securities is to be determined if such determination is to be made with reference to an index;

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  the right of the Company to defease the Offered Debt Securities or certain covenants under the Indenture;

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  whether the Offered Debt Securities will be issued in whole or in part in temporary or permanent global form and, if so, the initial Depositary with respect to such Global Security;

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  if a temporary Global Security is to be issued with respect to the Offered Debt Securities, the terms upon which beneficial interests in such temporary Global Security may be exchanged in whole or in part for beneficial interests in a definitive Global Security or for individual Offered Debt Securities of the series and the terms upon which beneficial interests in a definitive Global Security, if any, may be exchanged for individual Offered Debt Securities having the same terms;

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  any addition to, or modification or deletion of, any Event of Default or any covenant specified in the Indenture with respect to the Offered Debt Securities;

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  the Person to whom any interest on the Offered Debt Securities is payable, if other than the registered Holder thereof;

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  whether and under what circumstances the Company will pay additional interest on the Offered Debt Securities held by a Non-U.S. Person in respect of any tax assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem the Offered Debt Securities rather than pay such additional interest; and

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  any other terms of the Offered Debt Securities. (Section 2.3.)

        Unless otherwise indicated in the prospectus supplement relating thereto, principal of and interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the Corporate Trust Office of the Trustee in the City and State of New York; provided that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 2.3, 2.8 and 3.2.)

        No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8.)

        Debt Securities may be sold at a substantial discount below their principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Special United States federal income tax considerations applicable to any such Debt Securities, or to Debt Securities which are denominated in a currency or currency unit other than United States dollars, will be set forth in the applicable prospectus supplement.

Form, Exchange and Transfer

        Debt Securities of a series will be issuable only in registered form without coupons and may be issued as one or more global securities in registered form (each a "Global Security"). Unless otherwise specified in the applicable prospectus supplement, Debt Securities will be issued only in denominations of $1,000 and integral multiples thereof. (Sections 2.3 and 2.7.)

        At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 2.8.)

        Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange and registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable prospectus supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Sections 2.8 and 3.2.)

        If the Company redeems, in whole or in part, the Debt Securities of any series (or of any series and specified tenor), the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 Business Days before the day of mailing of a notice of redemption or exchange of any such Debt Security selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Registered Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Registered Security being redeemed in part. (Section 2.8.)

Global Securities

        The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be issued to and registered in the name of the depositary (the "Depositary") identified in the prospectus supplement, or its nominee, relating to such Series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Debt Securities represented thereby, such Global Security may not be transferred except as a whole by the Depositary to its nominee or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary. (Section 2.8.)

        The specific terms of the depositary arrangement with respect to a series of Offered Debt Securities will be described in the prospectus supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

        Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt

Securities represented by such Global Security to the accounts of persons that have accounts with the Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        So long as the Depositary or its nominee is the registered owner of a Global Security, such registered owner will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

        Payments of principal of and interest, if any, on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company expects the Depositary or its nominee, immediately upon receipt of any payment of principal or interest in respect of a Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the sole responsibility of such Participants. The Company has no control over the practices of the Depositary or the Participants, and there can be no assurance that these practices will not be changed.

        If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if there shall have occurred and be continuing an Event of Default, or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to any series of Debt Securities represented by a Global Security, such Global Security shall be exchangeable for individual Debt Securities of such series. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to a physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 2.15.)

        Unless otherwise indicated in the applicable prospectus supplement, principal of and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register or may be made by wire transfer of immediately available funds to an account designated by the Holder. Unless otherwise indicated in the applicable prospectus supplement, a Paying Agent designated by the Company and located in the Borough of Manhattan, the City of New York, will act as Paying Agent for payments with respect to Debt Securities of each series. All Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable prospectus supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 3.2.)

        All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on any Debt Security which remain unclaimed at the end of one year after such principal or interest has become due and payable will be repaid to the Company upon request, and the Holder of such Debt Security or any Coupon thereafter may look only to the Company for payment thereof. (Section 10.4.)

Certain Covenants of the Company

        Certain covenants applicable to any Offered Debt Securities will be described in the prospectus supplement relating to such Offered Debt Securities.

Merger and Consolidation

        The Indenture provides that the Company may, without the consent of the Holders of the Debt Securities, consolidate with or merge into any other corporation, or sell or convey all or substantially all its properties and assets as an entirety to any Person, provided that in any such case

  •
  the successor corporation, if other than the Company, shall be a domestic corporation and such corporation shall assume by supplemental indenture the Company's obligations under the Indenture and the Debt Securities issued thereunder and

  •
  immediately after such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

        Upon compliance with these provisions by a successor corporation in connection with a consolidation with or merger of the Company into, or conveyance, transfer or lease to, such successor corporation, the Company (except in the case of a lease) would be relieved of its obligations under the Indenture and the Debt Securities. Notwithstanding the foregoing clause (2), the Company may merge or consolidate any Restricted Subsidiary into or with the Company or any other direct or indirect wholly-owned Restricted Subsidiary of the Company. (Sections 9.1 and 9.2.)

Events of Default

        The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events:

  (1)
  default for 30 days in any payment of interest on such series when due;

  (2)
  default in any payment of principal of such series when due either at maturity, upon redemption, by declaration or otherwise;

  (3)
  default in the payment of any sinking fund installment with respect to such series when due either at maturity, upon redemption, by declaration or otherwise;

  (4)
  default for 60 days after appropriate notice in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of any series of Debt Securities other than that series);

  (5)
  certain events of bankruptcy, insolvency or reorganization; or

  (6)
  any other Event of Default provided with respect to Debt Securities of that series.

        In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal of and interest on such series (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series) to be immediately due and payable provided, however, that with respect to Events of Default with respect to clauses (4) and (6) involving all series of Outstanding Debt Securities, only the Trustee or the Holders of not less than 25% of all such series voting as a single class may declare the principal of and interest on such Debt Securities immediately due and payable.

        Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay principal of or interest or any sinking fund installment on such Debt Security or in respect of a provision which under the Indenture cannot be modified without the consent of the Holder of each Outstanding Debt Security of the series affected. (Sections 5.1 and 5.2.)

        Reference is made to the prospectus supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

        The Indenture requires the Company to file annually with the Trustee an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 3.5.) The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of the Debt Securities of any series, transmit by mail (or give by publication for Bearer Securities) to all Holders of Debt Securities of such series notice of any default known to the Trustee, unless such default shall have been cured or waived; provided that the Trustee may withhold notice to the Holders of Debt Securities of such series of any default (except in payment of principal or interest or any sinking fund installment) if it considers it in the interest of the Holders of Debt Securities of such series to do so. (Section 5.14.)

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the Holders of the Debt Securities of such series unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 6.1 and 6.2.) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. However, the Indenture provides that the Trustee need not take any action which would be unduly prejudicial to the Holders not joining such direction. (Sections 5.12.)

        No Holder of any Debt Security of any series thereunder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series, (2) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, (3) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request within 60 days of such notice, request and offer of indemnity and (4) the Trustee shall have failed to institute such proceeding within that 60-day period. (Section 5.8.) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 5.9.)

Modification and Waiver

        Modification and amendments of the Indenture or any supplemental indenture or the rights of the Holders of such Debt Securities may be made by the Company and the Trustee with the consent of the Holders of at least a majority of the principal amount of the Outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest payable on, any Debt Security; (2) reduce the principal amount of, the rate of interest on, or any premium payable on redemption of any Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration; (3) change the place or currency of payment of principal of or interest on any Debt Security; (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity thereof; or (5) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 8.2.)

        Unless otherwise provided in the Prospectus Supplement, the Holders of at least a majority of the principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 3.12.)

        The Indenture also permits the Company and the Trustee to amend the Indenture in certain circumstances without the consent of the Holders of Debt Securities to evidence the merger of the Company or the replacement of the Trustee and for certain other purposes.

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

        The Indenture provides that the Company may defease and be discharged from any and all obligations (except as otherwise described in (a) below) with respect to the Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, as trust funds, money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

        In addition, the Indenture provides that with respect to each series of Debt Securities, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Debt Securities of such series (except for the obligations to register the transfer or exchange of the Debt Securities of such series, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series and to hold moneys for payment in trust) or (b) to be released from the restrictions described under "Certain Covenants of the Company" and "Merger and Consolidation" and to the extent specified in connection with the issuance of such series of Debt Securities, other covenants applicable to such series of Debt Securities ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. Such opinion, in the case of a defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of such Indenture. (Sections 10.1 and 10.2.)

        The foregoing provisions relating to defeasance may be modified in connection with the issuance of any series of Debt Securities, and any such modification will be described in the applicable prospectus supplement.

Notices

        Unless otherwise provided in the applicable prospectus supplement, any notice required to be given to a Holder of a Debt Security of any series will be mailed to the last address of such Holder set forth in the applicable Security Register. (Section 11.4.)

Governing Law

        The Indenture, the Debt Securities and any related Coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 11.8.)

Concerning the Trustee

        The Bank of New York Trust Company, N.A., is the Trustee under the Indenture. In the ordinary course of its business, affiliates of the Trustee have engaged and may in the future engage in commercial banking transactions with the Company and its affiliates.

PLAN OF DISTRIBUTION

        Ecolab may sell Debt Securities in one or more of the following ways from time to time:

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  to or through underwriters or dealers;

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  by itself directly;

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  through agents; or

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  through a combination of any of these methods of sale.

        The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of the offered securities and the proceeds to Ecolab from the sale;

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  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

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  any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

        Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

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  A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

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  A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

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  A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

        These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        If a dealer is used in the sale, Ecolab will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

        Offered securities may be sold directly by Ecolab to one or more institutional purchasers, or through agents designated by Ecolab from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Ecolab to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

        Each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange or the Nasdaq Stock Market. Any underwriters to whom Ecolab sells securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

LEGAL MATTERS

        The validity of the Debt Securities offered by this prospectus and any prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in "Management's Report on Internal Control over Financial Reporting") incorporated in this prospectus by reference to Ecolab's Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$250,000,000

Ecolab Inc.

4.875% Notes due 2015

Prospectus Supplement
February 5, 2008

Joint Book-Running Managers

Citi
Credit Suisse
JPMorgan

Co-Managers

ABN AMRO Incorporated
Banc of America Securities LLC
Barclays Capital
Wells Fargo Securities

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
Ecolab Inc.
The Offering
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
DEBT SECURITIES

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
ECOLAB INC.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS